District of Prince Edward Island
Division No. 01 -Prince Edward Island
Court No. 1713
Estate No. 51-104460

                      ORDER APPROVEIN PROPOSAL (Sec. 60(5))

                                IN SUPREME COURT
                              PRINCE EDWARD ISLAND
                          IN BAKKRUPTCY AND INSOLVENCY

                   Charles P. Thompson ) On Wed, the 7 day of
                                       ) April, 2004-04-22

                         IN THE MATER OF THE PROPOSAL OF
                           ISLAND CRITICAL CARE CORP.

Upon the application of the trustee, A. C. POIRIER & ASSOCIATES INC. and upon reading the report of the trustee filed on the 25th day of March, 2004 and the Court being satisfied that the required majority of creditors have duly accepted the proposal in the terms contained in the paper writing marked `A' annexed hereto and being satisfied that the said terms are reasonable and calculated to benefit the general body of creditors and that no offences of facts have been proved to justify the Court in withholding its approval, the said proposal is hereby approved.

                                                   /s/ Charles P. Thompson
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